                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                  SCHEDULE 13G
                                 (RULE 13D-102)

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULES 13D-1(B)(C), AND (D) AND AMENDMENTS THERETO FILED
                            PURSUANT TO RULE 13D-2(B)
                            (AMENDMENT NO. ________)*


                          Proactive Technologies, Inc.
                                (Name of Issuer)

                     Common Stock, $.04 par value per share
                         (Title of Class of Securities)

                                   74266 K307
                                 (CUSIP Number)

                                 March 18, 1999
             (Date of Event Which Requires Filing of this Statement)



Check the appropriate box to designate the rule pursuant to which this Schedule is filed:


                  [ ]     Rule 13d-1(b)

                  [X]     Rule 13d-1(c)

                  [ ]     Rule 13d-1(d)


--------
     *THE REMAINDER OF THIS COVER PAGE SHALL BE FILLED OUT FOR A REPORTING PERSON'S INITIAL FILING ON THIS FORM WITH RESPECT TO THE SUBJECT CLASS OF SECURITIES, AND FOR ANY SUBSEQUENT AMENDMENT CONTAINING INFORMATION WHICH WOULD ALTER THE DISCLOSURES PROVIDED IN A PRIOR COVER PAGE.

      THE INFORMATION REQUIRED ON THE REMAINDER OF THIS COVER PAGE SHALL NOT BE DEEMED TO BE "FILED" FOR THE PURPOSE OF SECTION 18 OF THE SECURITIES EXCHANGE ACT OF 1934 OR OTHERWISE SUBJECT TO THE LIABILITIES OF THAT SECTION OF THE ACT BUT SHALL BE SUBJECT TO ALL OTHER PROVISIONS OF THE ACT (HOWEVER, SEE THE NOTES).

CUSIP NO.      74266K307                               PAGE   2   OF   8   PAGES
          --------------                                    -----    -----

                                  SCHEDULE 13G

-----------------------------------------              -------------------------
CUSIP NO.      02145K-10-7                             PAGE   2   OF   8   PAGES
          -------------------------------                    -----    -----
-----------------------------------------              -------------------------

---------- ---------------------------------------------------------------------
1.         NAME OF REPORTING PERSONS
           S.S OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

            Godley Morris Group, LLC
---------- ---------------------------------------------------------------------
2.         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (A) [ ]
                                                                         (B) [ ]

---------- ---------------------------------------------------------------------
3.         SEC USE ONLY



---------- ---------------------------------------------------------------------
4.         CITIZENSHIP OR PLACE OF ORGANIZATION

           South Carolina

---------------------- ---------------------------------------------------------
                          5.      SOLE VOTING POWER
      NUMBER OF
        SHARES                    2,500,000(1)
     BENEFICIALLY
       OWNED BY
         EACH
       REPORTING
        PERSON
         WITH
                       ---------------------------------------------------------
                          6.      SHARED VOTING POWER

                                  0
                       ---------------------------------------------------------
                          7.      SOLE DISPOSITIVE POWER

                                  2,500,000(1)
                       ---------------------------------------------------------
                          8.      SHARED DISPOSITIVE POWER

                                  0
---------- ---------------------------------------------------------------------
9.         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           2,500,000(1)

---------- ---------------------------------------------------------------------
10.        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
           [ ]


---------- ---------------------------------------------------------------------
11.        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

           10.8%
---------- ---------------------------------------------------------------------
12.        TYPE OF REPORTING PERSON*

           OO
---------- ---------------------------------------------------------------------

(1) Power is exercised through its Managing Members William C. Morris and Johnny
    C. Godley.

CUSIP NO.      74266K307                               PAGE   3   OF   8   PAGES
          --------------                                    -----    -----

                                  SCHEDULE 13G

-----------------------------------------              -------------------------
CUSIP NO.      02145K-10-7                             PAGE   3   OF   8   PAGES
          -------------------------------                    -----    -----
-----------------------------------------              -------------------------

---------- ---------------------------------------------------------------------
1.         NAME OF REPORTING PERSONS
           S.S OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

            William C. Morris
---------- ---------------------------------------------------------------------
2.         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (A) [ ]
                                                                         (B) [ ]

---------- ---------------------------------------------------------------------
3.         SEC USE ONLY


---------- ---------------------------------------------------------------------
4.         CITIZENSHIP OR PLACE OF ORGANIZATION

           UNITED STATES OF AMERICA

---------- ---------------------------------------------------------------------
                          5.      SOLE VOTING POWER
      NUMBER OF
        SHARES                    0
     BENEFICIALLY
       OWNED BY
         EACH
       REPORTING
        PERSON
         WITH
                       ---------------------------------------------------------
                          6.      SHARED VOTING POWER

                                  2,500,000(1)
                       ---------------------------------------------------------
                          7.      SOLE DISPOSITIVE POWER

                                  0
                       ---------------------------------------------------------
                          8.      SHARED DISPOSITIVE POWER

                                  2,500,000(1)

---------- ---------------------------------------------------------------------
9.         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           2,500,000(1)

---------- ---------------------------------------------------------------------
10.        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
           [ ]


---------- ---------------------------------------------------------------------
11.        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
           10.8%

---------- ---------------------------------------------------------------------
12.        TYPE OF REPORTING PERSON*
           IN
---------- ---------------------------------------------------------------------

(1) Solely in his capacity as a Managing Member of Godley Morris Group, LLC.

CUSIP NO.      74266K307                               PAGE   4   OF   8   PAGES
          --------------                                    -----    -----

                                  SCHEDULE 13G

-----------------------------------------              -------------------------
CUSIP NO.      02145K-10-7                             PAGE   4   OF   8   PAGES
          -------------------------------                    -----    -----
-----------------------------------------              -------------------------

---------- ---------------------------------------------------------------------
1.         NAME OF REPORTING PERSONS
           S.S OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

            Johnny C. Godley
---------- ---------------------------------------------------------------------
2.         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (A) [ ]
                                                                         (B) [ ]

---------- ---------------------------------------------------------------------
3.         SEC USE ONLY


---------- ---------------------------------------------------------------------
4.         CITIZENSHIP OR PLACE OF ORGANIZATION

           UNITED STATES OF AMERICA

---------- ---------------------------------------------------------------------
                          5.      SOLE VOTING POWER
      NUMBER OF
        SHARES                    0
     BENEFICIALLY
       OWNED BY
         EACH
       REPORTING
        PERSON
         WITH
                       ---------------------------------------------------------
                          6.      SHARED VOTING POWER

                                  2,500,000(1)
                       ---------------------------------------------------------
                          7.      SOLE DISPOSITIVE POWER

                                  0
                       ---------------------------------------------------------
                          8.      SHARED DISPOSITIVE POWER
                                  2,500,000(1)

---------- ---------------------------------------------------------------------
9.         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           2,500,000(1)
---------- ---------------------------------------------------------------------
10.        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
           [ ]


---------- ---------------------------------------------------------------------
11.        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

           10.8%
---------- ---------------------------------------------------------------------
12.        TYPE OF REPORTING PERSON*
           IN
---------- ---------------------------------------------------------------------

(1) Solely in his capacity as a Managing Member of Godley Morris Group, LLC.

CUSIP NO.      74266K307                               PAGE   5   OF   8   PAGES
          --------------                                    -----    -----

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G

ITEM 1(A).        NAME OF THE ISSUER:

                  Proactive Technologies, Inc.

ITEM 1(B).        ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

                  3343 Peachtree Road, N.E. Suite 530, Atlanta, Georgia  30326.

ITEM 2(A).        NAME OF PERSON FILING:

                  The names of the persons filing this statement (the "Reporting Persons") are Godley Morris Group, LLC, William C. Morris and Johnny C. Godley.

ITEM 2(B).        ADDRESS OF PRINCIPAL BUSINESS OFFICE, OR IF NONE, RESIDENCE:

                  The address of the principal office of each of the Reporting Persons is 800 West Main Street, Lake City, South Carolina 29560

ITEM 2(C).        CITIZENSHIP:

                  Godley Morris Group, LLC is a South Carolina limited liability company. Mr. Morris and Mr. Godley are citizens of the United States of America.

ITEM 2(D).        TITLE OF CLASS OF SECURITIES:

                  Common Stock, $.04 par value per share (the "Common Stock").

ITEM 2(E).        CUSIP NUMBER:

                  74266 K307

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULES 13D-1(B), OR 13D-2(B), CHECK WHETHER THE PERSON FILING IS A:

         (a)      [ ]      Broker or dealer registered under Section 15 of the
                           Act,

         (b)      [ ]      Bank as defined in Section 3(a)(6) of the Act,

         (c)      [ ]      Insurance Company as defined in Section 3(a)(19) of
                           the Act,

         (d)      [ ]      Investment Company registered under Section 8 of the
                           Investment Company Act,

         (e)      [ ]      Investment Adviser registered under Section 203 of
                           the Investment Advisers Act of 1940,

         (f)      [ ]      Employee Benefit Plan, Pension Fund which is
                           subject to the provisions of the Employee Retirement
                           Income Security Act of 1974 or Endowment Fund; see
                           13d-1(b)(1)(ii)(F),

         (g)      [ ]      Parent Holding Company, in accordance with Rule
                           13d-1(b)(ii)(G); see Item 7,

CUSIP NO.      74266K307                               PAGE   6   OF   8   PAGES
          --------------                                    -----    -----


         (h)      [ ]      Group, in accordance with Rule 13d-1(b)(1)(ii)(H).

If this statement is filed pursuant to Rule 13d-1(c), check this box.       [X].

ITEM 4.           OWNERSHIP.


Godley Morris Group, LLC beneficially owns 2,500,000 shares which constitutes approximately 10.8%* of the issued and outstanding Common Stock. Acting through its Managing Members, Godley Morris Group, LLC has the power to dispose or direct the disposition of and the power to vote or direct the vote of 2,500,000 shares. Mr. Morris and Mr. Godley, as Managing Members of Godley Morris Group, LLC, may be deemed to share investment and voting power with respect to the 2,500,000 shares owned by Godley Morris Group, LLC.

Mr. Morris and Mr. Godley declare that the filing of this statement on Schedule 13G shall not be construed as an admission that they are, for the purposes of
Section 13(d) or 13(g) of the Securities and Exchange Act of 1934, the beneficial owners of any securities covered by this statement.

ITEM 5.           OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

                  Not Applicable.

ITEM 6.           OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER
                  PERSON.

                  No other persons have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, the shares held by Godley Morris Group, LLC.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

                  Not Applicable.

ITEM 8.           IDENTIFICATION AND CLASSIFICATION OF MEMBER OF THE GROUP.

                  Not Applicable.

ITEM 9.           NOTICE OF DISSOLUTION OF GROUP.

                  Not Applicable.

ITEM 10.          CERTIFICATION.

                  By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

-------------

     * Based on the total number of shares of Common Stock outstanding as of February 11, 1999 as indicated in the Issuer's 10QSB for the period ending December 31, 1998, plus the shares issued to Godley Morris Group, LLC.

CUSIP NO.      74266K307                               PAGE   7   OF   8   PAGES
          --------------                                    -----    -----


                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                    March 29, 1999
                                    --------------
                                    (Date)



                                    GODLEY MORRIS GROUP, LLC


                                    By:  /s/  William C. Morris
                                       -----------------------------------------
                                         William C. Morris, Managing Member



                                    By:  /s/  William C. Morris
                                       -----------------------------------------
                                         William C. Morris


                                    By:  /s/  Johnny C. Godley
                                       -----------------------------------------
                                         Johnny C. Godley

CUSIP NO.      74266K307                               PAGE   8   OF   8   PAGES
          --------------                                    -----    -----

                                    EXHIBIT

JOINT FILING AGREEMENT

The persons named below agree to the joint filing on behalf of each of them of a Statement on Schedule 13G (including amendments thereto) with respect to the Common Stock of Proactive Technologies, Inc. and further agree that this Joint Filing Agreement be included as an Exhibit to such joint filings. In evidence thereof the undersigned hereby execute this agreement as of the 29th day of March, 1999.


                                    GODLEY MORRIS GROUP, LLC


                                    By:  /s/  William C. Morris
                                       -----------------------------------------
                                         William C. Morris, Managing Member



                                    By:  /s/  William C. Morris
                                       -----------------------------------------
                                         William C. Morris


                                    By:  /s/  Johnny C. Godley
                                       -----------------------------------------
                                         Johnny C. Godley